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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission file number:  0-17507

                            KAGAN MEDIA PARTNERS L.P.
                        (a Delaware Limited Partnership)
             (Exact name of registrant as specified in its charter)

                              126 Clock Tower Place
                            Carmel, California 93923
                                 (408) 624-1536
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices

                     Units of Limited Partnership Interest
                     -------------------------------------
         (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [  ]           Rule 12h-3(b)(1)(ii)  [  ]
          Rule 12g-4(a)(1)(ii) [  ]           Rule 12h-3(b)(2)(i)   [  ]
          Rule 12g-4(a)(2)(i)  [  ]           Rule 12h-3(b)(2)(ii)  [  ]
          Rule 12g-4(a)(2)(ii) [  ]           Rule 15d-6            [X ]
          Rule 12h-3(b)(1)(i)  [X ]

     Approximate  number of holders of record
     as of the certification or notice date:    0
                                             -------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Kagan Media Partners L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  March 17, 1997                       By    MEZZANINE CAPITAL CORPORATION
                                                  A General Partner

                                            By   /s/ Joseph P. Ciavarella
                                                  ------------------------------
                                                  Joseph P. Ciavarella,
                                                  Vice President, Secretary and
                                                  Chief Financial and Accounting
                                                  Officer